April 15, 1999




John Hancock Cash Reserve, Inc.
101 Huntington Avenue
Boston, MA 02199

RE:      John Hancock Cash Reserve, Inc.
         File Nos. 2-66461; 811-2995  (0000314721)


Ladies and Gentlemen:

In connection with the filing of Post-Effective Amendment No. 22 under the Securities Act of 1933, as amended, Amendment No. 25 under the Investment Company Act of 1940, as amended, John Hancock Cash Reserve, Inc. (the "Fund") it is the opinion of the undersigned that such shares when sold will be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Fund is an entity of the type generally known as a "Maryland corporation". The Corporation has been duly organized and is validly existing under the laws of Maryland

                                            Sincerely,


                                            /s/Alfred P. Ouellette
                                            ----------------------
                                            Alfred P. Ouellette
                                            Assistant Secretary
                                            Member of Massachusetts Bar





S:\Ouellette\letters\pea0499a